[Deloitte & Touche Letterhead]


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this report on Form 8-K of our report dated November 4, 1997, on our audit of the statements of assets acquired and liabilities assumed for the fleet of vessels acquired by Saevik Supply ASA from Viking Supply Ships AS (Viking Vessels) for the year ended December 31, 1996 and the statement of revenue less direct operating expenses for the years ended December 31, 1996, 1995 and 1994, appearing in the registration statement on Form S-3 as amended (SEC File No. 333-39597) of Trico Marine Services, Inc. filed with the Securities and Exchange Commission pursuant the Securities Act of 1933.

DELOITTE & TOUCHE
Norway, December 9, 1997

/s/ Roar Skuland
Roar Skuland
State Authorized Public Accountant Norway